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Ovintiv Inc.

(Name of Registrant as Specified in Its Charter)

Kimmeridge Energy Management Company, LLC

Kimmeridge Active Engagement, LLC

Benjamin Dell

Alexander Inkster

Noam Lockshin

Henry Makansi

Neil McMahon

Randy Smith

Mark Viviano

Erin Blanton
Katherine Lucas-Minyard

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Kimmeridge Comments on Marathon Oil's Newly Announced Executive Compensation Structure

NEW YORK, Jan. 28, 2021 /PRNewswire/ -- Kimmeridge Energy Management Company, LLC ("Kimmeridge"), a private investment firm focused on upstream energy, with an investment philosophy underpinned by fundamental research, today commented on Marathon Oil Corporation's newly announced executive compensation structure.

Mark Viviano, Managing Partner and Head of Public Equities at Kimmeridge, said: "We are encouraged by the proactive steps taken by Marathon Oil to better align their executive compensation program with shareholder interests and to incentivize value enhancing initiatives. Kimmeridge has maintained that the realignment of incentives is critical to ensuring operating and environmental reforms are not abandoned as commodity prices rise.

Notably, many of the changes that Marathon has adopted are aligned with the principles that Kimmeridge has articulated in its governance white papers, including, increasing the share of equity-based pay, eliminating production growth metrics, deemphasizing relative TSR within a narrow peer group and introducing free cash flow performance units. Additionally, we applaud Marathon's 25% reduction in total CEO and Board compensation as an important first step in restoring accountability to a sector that has failed its shareholders."

Mr. Viviano added, "In our conversation with the head of Ovintiv's compensation committee, it was apparent that the company had no intention of making any meaningful changes to their pay plan and were solely focused on why Doug Suttles deserved to be rewarded once again. Ovintiv will continue to be viewed as a laggard by the investment community until there is meaningful reform to an executive compensation plan that has shown no relationship between pay and performance."

About Kimmeridge

Founded in 2012, Kimmeridge is a private investment firm focused on unconventional oil and gas assets in the U.S. Kimmeridge is differentiated in its direct investment approach, deep technical knowledge, active portfolio management and proprietary research and data gathering.  In addition to its New York headquarters, Kimmeridge maintains a fully-staffed, in-house operating and geology team in Denver, with experience across all major upstream functions and disciplines. For additional information on Kimmeridge and its proprietary research, please visit www.kimmeridge.com.

Media:
Kekst CNC
212.521.4800
Kekst-Kimmeridge@kekstcnc.com

SOURCE Kimmeridge Energy